Exhibit 10.2

Execution Copy

EMPLOYMENT AGREEMENT

(William Toler; President)

EMPLOYMENT AGREEMENT (the “Agreement”) dated April 2, 2007 by and between Crunch Holding Corp. (the “Company”) and William Toler (the “Executive”).

The Company and its Subsidiaries and the Company’s parent, Peak Holdings LLC (the “Partnership”) desire to employ Executive and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment and enter into such an agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company and certain of its affiliates for a period commencing on the date of this Agreement and ending on April 2, 2012 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with April 2, 2012 and on each April 2nd thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior Notice before the next Extension Date that the Employment Term shall not be so extended.

2. Position.

(a) During the Employment Term, Executive shall serve as the Company’s and the Partnership’s President. In such position, Executive shall report directly to the Chief Executive Officer and have such duties and authority as shall be determined from time to time by the Management Committee of the Partnership (the “Board”) and the Chief Executive Officer of the Company consistent with such title, duties and responsibilities. Executive shall also serve as a member of the Board without additional compensation.

(b) During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, (i) from engaging in charitable and civic activities, including accepting appointment to or continuing to serve on any board of directors or trustees of any charitable organization or (ii) subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $425,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined in the sole discretion of the Board at least annually. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus. With respect to each full fiscal year during the Employment Term (which for the purposes of the 2007 fiscal year shall include the fiscal year of the Company’s predecessor commencing on January 1, 2007, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) in such amount, if any, as may be determined in the sole discretion of the Board, of 75 percent (75%) of Executive’s Base Salary (the “Target Annual Bonus”), and of not less than 150 percent (150%) of Executive’s Base Salary at maximum, based upon the achievement of annual EBITDA target or maximum performance objectives, as the case may be, established by the Board within the first three months of each fiscal year during the Employment Term. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year.

5. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company. Executive shall be entitled to 4 weeks’ vacation per fiscal year.

6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be advanced or promptly reimbursed by the Company in accordance with Company policies. In addition, up to $50,000 shall be paid in attorney’s fees representation by counsel in the negotiation of this Agreement and certain related agreements for Executive and certain other executives of the Company (without duplication).

7. Termination. The Employment Term and Executive’s employment hereunder may be terminated by the Company at any time and for any reason upon Notice to Executive and by Executive upon at least 30 days’ advance Notice of any such resignation of Executive’s employment; provided, that in the event that the Company terminates Executive’s employment without Cause (as defined in Section 7(a)(ii)) after Executive has given advance Notice of his resignation but before the end of the notice period, Executive shall receive full payment of Base Salary, any Annual Bonus, and benefits as an active employee for the unexpired portion of such notice period. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights to payment of compensation, severance, employee benefits and Executive’s business expenses upon termination of employment with the Company and its affiliates.

(a) By the Company For Cause or By Executive Other Than as a Result of a Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon the effective date of Executive’s resignation other than as result of a Constructive Termination (as defined in Section 7(c)(ii)).

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s continued failure substantially to perform Executive’s material duties under Executive’s employment (other than as a result of total or partial incapacity due to physical or mental illness) following Notice by the Company to Executive of such failure and 30 days within which to cure; (B) theft or embezzlement of Company property; (C) dishonesty in the performance of Manager’s duties resulting in material harm to the Company; (D) any act on the part of Executive that constitutes a felony under the laws of the United States or any state thereof (provided, that if a Executive is terminated for any action described in this clause (D) and Executive is never indicted in respect of such action, then the burden of establishing that such action occurred shall be on the Company in respect of any proceeding related thereto between the parties and the standard of proof shall be clear and convincing evidence (and if the Company fails to meet such standard, the Company shall reimburse Executive for his reasonable legal fees in connection with such proceeding)); (E) Executive’s willful material misconduct in connection with Executive’s duties to the Company or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (F) Executive’s breach of the provisions of Section 8. No act shall be “willful” if conducted in good faith with a reasonable belief that such conduct was in the best interests of the Company.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns other than as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) the Base Salary and unused vacation accrued through the date of termination, payable within fifteen days following the date of such termination;

(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such amount shall be paid in full at the earliest such time as is provided under such arrangement);

(C) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided, that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive other than as a result of a Constructive Termination, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated, after providing Executive reasonable accommodation, and is therefore unable, for a period of nine consecutive months or for an aggregate of twelve months in any eighteen consecutive month period, to perform Executive’s duties. The period of nine months shall be deemed continuous unless Executive returns to work for a period of at least 30 consecutive days during such period and performs during such period at the level and competence that existed prior to the beginning of the nine-month period. Such incapacity is hereinafter referred to as “Disability”. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third qualified independent physician which third such physician shall make such determination. The determination of Disability made by such physician in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement and any other agreement between any Company and Executive that incorporates the definition of “Disability”.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company Without Cause or Resignation by Executive as a result of Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s as a result of a Constructive Termination.

(ii) For purposes of this Agreement, a “Constructive Termination” shall be deemed to have occurred upon (A) the failure of the Company to pay or cause to be paid Executive’s base salary or annual bonus (if any) when due; (B) a reduction in Executive’s base salary or target bonus opportunity percentage of base salary (excluding any change in value of equity incentives or a reduction in base salary affecting substantially all similarly situated executives by the same percentage of base salary); (C) any substantial and sustained diminution in Executive’s duties, authority or responsibilities as of the Closing Date; (D) a relocation of

Executive’s primary work location more than 50 miles without Executive’s prior written consent; (E) the failure to assign Executive’s employment agreement to a successor, and the failure of such successor to assume such employment agreement, in any Public Offering or Change of Control (each as defined in the Securityholders Agreement, dated April 2, 2007, between Executive and the Company); (F) a Company Notice to Executive of the Company’s election not to extend the Employment Term; or (G) a failure to elect or reelect or the removal as a member of the Board; provided, that none of these events shall constitute Constructive Termination unless the Company fails to cure such event within 30 days after Notice is given by Executive specifying in reasonable detail the event which constitutes Constructive Termination; provided, further, that “Constructive Termination” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company Notice thereof prior to such date.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) a pro rata portion of a Target Annual Bonus, payable within 30 days after Executive has entered into a release of claims set forth below, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment;

(C) subject to Executive’s continued compliance with the provisions of Sections 8 and 9, payment of an amount equal to (x) one multiplied by (y) the sum of the annual Base Salary amount plus Executive’s Target Annual Bonus amount, which shall be payable to Executive in equal installments in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, for twelve months after the date of such termination; provided, that the aggregate amount described in this clause (C) shall be reduced by the present value of any other cash severance benefits payable to Executive under any other severance plans, programs or arrangements of the Company or its affiliates; and

(D) continued coverage under the Company’s group health, life and disability plans until the earlier of (i) one year from Executive’s date of termination of employment with the Company and (ii) the date such Executive is or becomes eligible for comparable coverage (determined, to the extent practicable, on a coverage-by-coverage and benefit-by-benefit basis) under health, life and disability plans of another employer.

Amounts payable to Executive under subparagraphs (B) and (C), above, are subject to Executive providing a release of all claims to the Company in the form attached hereto as Exhibit A. Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation as a result of a Constructive Termination, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Expiration of Employment Term.

(i) Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is terminated pursuant to paragraphs (a), (b) or (c) of this Section 7 (including, without limitation, due to a Constructive Termination pursuant to clause (F) under Section 7(c)(iv) hereof), Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights. Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 7(d)(i) and subject to the provisions of paragraphs (a), (b) or (c) of this Section 7 as may apply, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided, that the provisions of Sections 8, 9 and 10 of this Agreement, and any accrued and vested rights of Executive as of the last day of the Employment Term, shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(e) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 11 (i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a Notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f) Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

8. Non-Competition.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) During the Employment Term and, for a period of one year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in a Competitive Business (as defined below), the business of any client or prospective client:

(A) with whom Executive had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment;

(B) with whom employees directly reporting to Executive (or Executive’s direct reports) have had personal contact or dealings on behalf of the Company during the one year immediately preceding Executive’s termination of employment; or

(C) for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(ii) During the Restricted Period, Executive will not directly or indirectly:

(A) engage in any business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes in the business of manufacturing and marketing food products that directly compete with the core brands of the Company as of the Termination Date (and for such purpose, a “core brand” shall be any brand generating annual revenues in an amount equal to at least 5% of the Company’s annual revenues, in the fiscal year preceding the fiscal year of such Termination Date) in any geographical area that is within 100 miles of any geographical area where the Company or its affiliates manufactures and markets its products or services (a “Competitive Business”);

(B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers partners, members or investors of the Company or its affiliates.

(iii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly (with Executive’s knowledge):

(A) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(B) hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within 120 days (one year in the case of any such employee who reported directly to Executive immediately preceding Executive’s termination of employment (or Executive’s direct reports)) prior to or after, the termination of Executive’s employment with the Company.

Any solicitation or hiring, that Executive is not personally involved in, of an employee or former employee of the Company through general advertising shall not, of itself, be a breach of this Section 8(a)(iv).

(v) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates, if such action would result in the Company being disadvantaged by such solicitation.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, or arbitrator pursuant to Section 11(o), that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Section 8 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

9. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board except as may be required for Executive to discharge his employment duties to the Company.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed (including via subpoena); provided that Executive shall give prompt Notice to the Company of such requirement of law, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its affiliates or otherwise is disclosed by the Company to any unaffiliated party that is not under a restriction of confidentiality at least as restrictive as this restriction upon Executive); provided, that Executive may disclose to any prospective future employer the notice provisions of that part of Section 4 preceding Section 4(a) and the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in

Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and his rolodex (or other physical or electronic address book); and (z) fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information not within Executive’s possession or control of which Executive is or becomes aware.

(b) Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(vi) The provisions of Section 8, 9 and 10 shall survive the termination of Executive’s employment for any reason.

10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company, provided, that (i) such assignment shall be subject to Executive’s rights under Section 7(c)(ii) and (ii) the Board has exercised reasonable diligence to determine that such assignee is then solvent (on a balance sheet and cash flow basis) to satisfy the Company’s obligations under this Agreement together with all of the assignee’s other liabilities. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f) Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, taking into account the provisions of Section 8(a)(i), (ii) and (iii) of this Agreement, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor except as provided at Section 7(c)(iii)(D)(ii).

(g) Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 11(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

(h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 7), such amounts shall be paid to Executive’s beneficiary designated by him by Notice to the Company or, in the absence of such designation, to his estate.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication, “Notice”).

If to the Company, addressed to:

Crunch Holding Corp.

One Old Bloomfield

Mountain Lakes, NJ 07046

Attention: General Counsel

with a copy which shall not constitute Notice to:

The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Prakash Melwani

with a copy which shall not constitute Notice to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attention: Greg Grogan

If to Executive, to the address listed in the Company’s payroll records from time to time;

with a copy which shall not constitute Notice to:

Vedder, Price, Kaufman & Kammholz, P.C.

222 North LaSalle Street

Chicago, IL 60601

Attention: Robert Simon

(j) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(k) Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates including, without limitation, the employment agreement dated August 7, 2003 (collectively, the “Prior Agreements”).

(l) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that, following termination of Executive’s employment, the Company shall pay all expenses incurred by Executive in providing such cooperation, including, without limitation, all transportation, lodging and meal expenses (in the same level of comfort provided to Executive for his business travel during his period of employment) and reasonable attorneys fees. This provision shall survive any termination of this Agreement.

(m) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(o) Arbitration. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of any party, be solely and finally settled by arbitration conducted in New York, New York, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the “Rules”), subject to the right of the Company to seek interim equitable relief pursuant to Section 10 pending disposition of such arbitration. Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided, that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Any of the parties may demand arbitration by providing Notice to the other party and to the American Arbitration Association in accordance with the Rules (“Demand for Arbitration”). Each of the parties agrees that if possible, the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator(s) shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees, except as may be required to enforce the arbitrator’s award, to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. In the event of any arbitration with regard to this Agreement, each party shall pay its own legal fees and expenses, provided, however, that the Company shall pay the Arbitrator’s fees and costs of the arbitration.

(p) Indemnification. Without limiting any other indemnification of to Executive under any other plan or agreement in which Executive is a fiduciary or a party, the Company shall indemnify Executive and hold Executive harmless from and against all costs, expenses, claims, losses and liabilities (including, without limitation, fees, judgments, fines, penalties and settlement payments) reasonably incurred by Executive in connection with any action, suit or proceeding in which Executive is made, or is threatened to be made, a party or a witness by reason of Executive’s performance as an officer, director or employee of the Company or its Subsidiaries or in any other capacity (including a fiduciary capacity) in which Executive serves at the request of the Company or its Subsidiaries (each, a “Proceeding”) to the maximum extent permitted by applicable law. If any claim is asserted with respect to which would reasonably be expected to be entitled to indemnification, the Company shall pay Executive’s reasonable costs and expenses (including reasonable attorneys fees) with respect to any Proceeding (or cause such expenses to be paid) on a quarterly basis; provided that Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if Executive ultimately shall be found by a court of competent jurisdiction not to have been entitled to such indemnification. The Company or its affiliates shall at all times maintain or cause to be maintained a directors and officers’ liability insurance and indemnification policy covering Executive which is consistent with the policy that covers members of the Board.

(q) Shareholder Approval. This Agreement shall be subject to, and shall only be effective following, the approval of the Company’s shareholders as of the date hereof who owned, as of the date hereof, more than 75% of the voting power of all outstanding stock of the Company, determined and obtained in a manner consistent with the methodology described in proposed Treasury Regulation Section 1.280G-1.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

CRUNCH HOLDING CORP.

/s/ Shervin Korangy
By: Shervin Korangy Title: Vice President

EXECUTIVE

/s/ William Toler
William Toler

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims is entered into by William Toler (“Executive”).

WHEREAS, Executive and Crunch Holding Corp., with offices at One Old Bloomfield, Mountain Lakes, New Jersey 07046 (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) dated April 2, 2007 that provides Executive certain severance and other benefits in the event of an involuntary termination of Executive’s termination without Cause or Executive’s resignation of employment due to a Constructive Termination (each term as defined under the Employment Agreement);

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Section 7(c)(iii) of the Employment Agreement, a condition of Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Release of Claims.

NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 7(c)(iii)(B) and (C), Executive agrees as follows:

1. Executive, for himself and his heirs, executors and administrators, hereby fully and finally waives, discharges and releases the Company, including each of the Company’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, members, directors, officers, and employees, from any and all claims relating to his employment with the Company or his termination therefrom, whether now known or later discovered, which he or anyone acting on his behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims, any tort claims, claims under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the laws, including the labor laws of any state, including the State of New Jersey, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company other than: (i) those benefits set forth enumerated in Section 7(c)(iii) of the Employment Agreement, (ii) any claims for indemnification pursuant to Section 11(p) of the Employment Agreement, (iii) all rights and benefits as a Class __ and Class__ member of the Peak Holdings LLC, and (iv) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans in which Executive participated immediately prior to the date of termination of his employment. In addition, Executive represents that no incident has occurred during his employment with the Company that could form the basis for any claim by him against the Company under the worker’s compensation laws of any jurisdiction.

2. Executive represents that he has not brought, and covenants and agrees that he will not bring or cause to be brought, any charges, claims, demands, suits or actions, known or unknown, in any forum, against the Company arising out of, connected with or related in any way to his dealings with the Company that occurred prior to the effective date of this Agreement, including, without limitation, his employment or his termination; provided, however, that Executive shall not be prevented from enforcing any rights he may have under and the terms of this Release of Claims, in accordance with Section 11(o) of the Employment Agreement. In the event that Executive brings an action to invalidate this Agreement, Executive covenants and agrees that prior to the commencement of such action, he will tender back to the Company all consideration paid to him pursuant to Section 7(c)(iii)(B) and (C) of the Employment Agreement up to the date any such action is instituted. Executive acknowledges and understands that all Company benefits provided under Section 7(c)(iii)(B) and (C) of the Employment Agreement will also be suspended as of the date such action is instituted and that no further consideration or benefits will be provided by the Company during the pendency of such action.

3. Executive acknowledges that he is subject to a confidentiality covenant pursuant to Section 9 of the Employment Agreement and a noncompetition covenant pursuant to Section 8 of the Employment Agreement and hereby reaffirms his obligations thereunder.

4. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT HE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS HE DEEMED APPROPRIATE. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN PROVIDED WITH A PERIOD OF UP TO TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE. FURTHER, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION HEREOF, AND THAT THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

5. Nothing contained herein shall be construed as an admission by the Company of any liability of any kind to Executive, all such liability being expressly denied except for obligations of the Company imposed by the Employment Agreement which survive pursuant to this Release of Claims.

William Toler

Date: , 20